Registration No. 333-161815

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Sonic Solutions

(Exact name of registrant as specified in its charter)

California	93-0925818
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7250 Redwood Blvd., Suite 300

Novato, California 94945

(415) 893-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alfred J. Amoroso

Sonic Solutions LLC

c/o Rovi Corporation

2830 De La Cruz Boulevard

Santa Clara, California 95050

(408) 562-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jon E. Gavenman

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304

(650) 843-5000

Facsimile: (650) 849-7400

Approximate date of commencement of proposed sale to the public: Not Applicable.

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If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

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If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

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DEREGISTRATION OF SECURITIES

Sonic Solutions (the “Registrant”) is filing this Post-Effective Amendment No. 1 to its Registration Statement on Form S-3 to withdraw and remove from registration the unissued and unsold shares of the Registrant’s common stock, preferred stock and warrants to purchase the Registrant’s common stock or preferred stock, issuable by the Registrant pursuant to its Registration Statement on Form S-3 originally filed with the Securities and Exchange Commission on September 10, 2009 (File No. 333-161815) (the “Registration Statement”).

On February 17, 2011, Sparta Acquisition Sub, Inc., a wholly-owned subsidiary of Rovi Corporation (“Rovi”), merged (the “First Merger”) with and into the Registrant, with the Registrant being the surviving corporation (the “Surviving Corporation”) in the First Merger, and on February 18, 2011, the Surviving Corporation subsequently merged with and into Sparta Acquisition Sub II LLC, a wholly-owned subsidiary of Rovi (“Merger Sub II”), with Merger Sub II being the surviving corporation following the second merger (the “Second Merger”) as a wholly-owned subsidiary of Rovi. In connection with the Second Merger, the name of Merger Sub II was changed to Sonic Solutions LLC.

As a result of the First Merger, the Registrant became a wholly-owned subsidiary of Rovi and, accordingly, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements, including the above referenced Registration Statement. Pursuant to the undertakings contained in such Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the effective time of the First Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on February 22, 2011.

SONIC SOLUTIONS LLC

By:	/s/ Alfred J. Amoroso
Alfred J. Amoroso President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alfred J. Amoroso	President, Chief Executive Officer and Manager	February 22, 2011
Alfred J. Amoroso

/s/ Stephen Yu	Manager	February 22, 2011
Stephen Yu

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